 Exhibit 10.3, W. Staub Offer Letter

Exhibit 10.3

July 2, 2007

Mr. Linwood A. Staub
2968 Burnt House Hill
Doylestown, PA 18902

Dear Woody:

On behalf of KCI, it is a pleasure to confirm the employment offer we recently discussed.  The specific terms and conditions of your new position will be as follows:

                    Position Title:                                       President, Global VAC
                    Employment Status:                             Regular Full-Time, Exempt
                    Annual Base Salary:                             $350,000 ($14,583.33 paid on the 15th and last day of the month)
                    Immediate Supervisor:                         Catherine Burzik, President and CEO
                    Location:                                              8023 Vantage Drive
                                                                                 San Antonio, TX  78230
                    Start Date:                                            July 30, 2007
                    Group Health Plan Effective Date:      Upon start date
                                                                                 (Pending receipt of enrollment forms)

In addition to your base salary, you will be eligible for an incentive bonus opportunity with a target bonus value equal to 55% of your annual base salary as part of the Annual Incentive Bonus (AIB) program.  AIB awards will be determined on both individual and corporate performance and will require that you remain in a bonus eligible position through December 31 of the year in question, except as otherwise set forth herein. For 2007, your target bonus opportunity will be pro-rated based on your start date.  This is a discretionary incentive award, subject to change or termination at the Company's sole discretion.

Your position is eligible for participation in the Company’s equity plan. A recommendation will be made to the Compensation Committee of the Board of Directors that you receive a new hire equity grant with a Black-Scholes value of approximately $1,350,000. This grant will consist of shares of non-qualified stock options (which vest ratably over 4 years) and shares of restricted stock (60% of the value will be in options and 40% in restricted shares);  the specific number of shares granted will be calculated at the Company’s sole discretion and will be communicated to you separately. The option exercise price will be set as the closing price on your start date (or the next subsequent closing price if your start date is a date on which the market is closed).  The restricted shares will vest 33% on each of the 4th, 5th and 6th anniversaries of the grant date (but based on financial performance this vesting could be accelerated to as early as 33% on each of the 1st, 2nd and 3rd anniversaries of the grant date as further specified in the award agreement).  Your position is also eligible for consideration for future annual grants. All equity grant recommendations are subject to CEO and Board of Directors approval, and all grants are governed by the 2004 Equity Plan Document (the “Equity Plan”), which is subject to change.

Mr. Woody Staub
July 2, 2007

To assist you with your pending relocation from Pennsylvania to San Antonio, Texas, the Company will provide the following:  (Please contact our relocation coordinator, Deborah Allen, at 210-255-6476.)

     1.     You will receive a one-time relocation allowance of $25,000 (less applicable withholding taxes).

     2.     The Company will arrange for packing, transport and delivery and unpacking of your household goods by a national freight carrier.  These services will be direct billed to the Company.

     3.     The Company will arrange for transport of one personal vehicle by a contracted van line/open air carrier if distance is over 500 miles; two vehicles if distance is over 1000 miles or you will be reimbursed $.35 per mile for driving your vehicle(s) from Doylestown, PA to San Antonio.  You will also be reimbursed reasonable meals and lodging expenses en route based on travel by the most direct route.

     4.     The Company will arrange for temporary housing for up to 90 days from your start date, which will be covered at 100% of the cost.

     5.     You will be reimbursed for a house-hunting trip to San Antonio for you and your spouse for up to 6 nights.

     6.     The company will pay for a final move trip for you and your eligible dependents of one-way airfare (if your cars have been shipped) arranged through our Corporate Travel Department.

     7.     The Company will reimburse you reasonable and customary real estate closing costs for the sale of your
             Doylestown, PA home (including realtor’s commission), excluding seller paid points, prorated taxes, prorated interest and seller’s allowances. This reimbursement will be grossed up for tax purposes.

     8.     The Company will reimburse you normal closing costs for the purchase of your San Antonio residence, with a maximum of 1% for a loan origination fee and excluding discount points, prepaids and homeowner association fees. This reimbursement will be grossed up for tax purposes.

     9.     During your first 90 days of employment the Company will pay for one round-trip economy ticket every other weekend for you to return to Pennsylvania (or as otherwise agreed).

No other move related expenses will be reimbursed or paid directly by the Company. All accommodations must be arranged through our Corporate Travel Department.   Should you voluntarily resign your position with KCI within one year of your start date, you will be required to reimburse the Company all relocation-related expenses that the Company has covered (as described in paragraphs 1-8 above).

Mr. Woody Staub
July 2, 2007

You will also be provided with a one-time signing bonus of $100,000 (subject to applicable withholding).  This bonus will be paid as soon as practical following your start date.

As an Executive Committee member, you will be entitled to tax planning assistance (up to $1,500 annually) and an executive physical exam (up to $1,200 annually).

You will be asked to sign the attached Executive Retention Agreement which generally provides that in the event your employment is terminated by the Company other than for Cause   (as that term is defined in the Equity Plan), you will receive a severance payment equal to one years’ base salary and one year’s target bonus (or two years base salary and two years’ target bonus if your termination other than for cause is within 24 months of a change–in-control).

You will be entitled to 20 days annual vacation (in addition to regularly-scheduled Company holidays)

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.

This offer is contingent upon satisfactory completion of our pre-employment screening, including a test for the use of illegal drugs, a criminal background check and professional references.  In addition, by your first day of employment, you will be required to complete a Form I-9 establishing your right to work in the United States.  Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.

If you find the above terms and conditions of employment acceptable, please sign below and return the original to me, with a fax copy of this signature page to me at 210-255-6756.  Our offer is also contingent upon your signing and returning to me a copy of the Non-Disclosure Agreement (attached separately) – please fax a signed signature page for that as well.

Woody, it is my sincere hope you will find your experience with KCI to be personally and professionally rewarding.  I look forward to a mutually prosperous working relationship.

Sincerely,

KCI                                                                                           UNDERSTOOD AND AGREED:

 /s/ R. James Cravens       July 16, 2007                                           /s/ Linwood A. Staub           July 18, 2007
R. James Cravens                                                                                  Linwood A. Staub                     Date

Senior Vice President, Human Resources